Exhibit 99.1

Leaf Group Announces Completion of Content Deal with Hearst Newspapers

Santa Monica, Calif., – August 24, 2020 – Leaf Group Ltd. (NYSE: LEAF), a diversified consumer internet company, today announced the completion of the content migration contemplated by the Asset Sale & Services Agreement with Hearst Newspapers and receipt of final payment from Hearst of $5.5 million.

Under the previously announced agreement, Leaf Group transferred ownership of a library of content displayed on selected Hearst websites to Hearst Newspapers in exchange for $9.5 million, of which the initial $4 million was paid at signing. Over the next three years, Leaf Group will continue to work closely with Hearst to manage these sites and create helpful and engaging content for its readers.

As of July 31, 2020, Leaf Group’s cash and cash equivalents balance was $29.7 million.

About Leaf Group:

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

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Media Contacts:

Sharna Daduk

VP, Communications

Sharna.daduk@leafgroup.com